Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: CardioNet, Inc.

Heather Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Appoints Michael Geldart

Senior Vice President, Corporate Strategy and Business Development

Conshohocken, PA (BUSINESS WIRE)-June 20, 2012 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today the appointment of Michael Geldart as Senior Vice President, Corporate Strategy and Business Development.

Mr. Geldart has over 20 years of experience in executive management in healthcare and consulting.  He recently served as Chief Operating Officer for MedExpress Urgent Care, one of the largest urgent care providers in the country.  Previous to that, Mr. Geldart served as Executive Vice President of Corporate Development and Integration with CCS Medical Inc. in Clearwater, FL, where he helped grow annual revenues from $60 million to over $500 million in five years.  His other roles at CCS included Chief Operating Officer, General Counsel, and Chief Compliance Officer.  Prior to CCS, Mr. Geldart spent thirteen years in private practice with Holland & Knight, a global law firm, and was a Partner and co-chair of the national health law practice group.  He holds a law degree from Stetson University, where he also spent time as an adjunct professor.

Joseph H. Capper, President and Chief Executive Officer of CardioNet, commented, “We are pleased to welcome Mike to the CardioNet executive team.  He is a strategic-minded, results-oriented leader with an entrepreneurial mindset.  In this critical new role, Mike will work with the team to further develop and execute our strategic plan to grow and diversify our core business in order to create additional sources of revenue.  This is another significant step in the furtherance of our previously announced plan to leverage our existing infrastructure and expand into adjacent markets.”

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry™ (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.